Exhibit 2.1

SECRETARY OF STATE

STATE OF NEVADA

CORPORATE CHARTER

I, Ross Miller, the duly elected and qualified Nevada Secretary of State, do hereby certify that HALL TEES, INC., did on September 13, 2007, file in this office the original Articles of Incorporation, that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of Nevada and further, that said Articles contain all the provisions required by the law of the State of Nevada.

IN WITNESS WHEREOF, I have set my hand and affixed the Great Seal of State, at my office on September 13, 2007.

ROSS MILLER
Secretary of State

By:   /s/ A Frieser
Certification Clerk

Nevada Seal